Exhibit 1
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[COMCAST LOGO]
                                                             Comcast Corporation
                                                             1500 Market Street
                                                             Philadelphia, PA
                                                             19102-2148
                                                             215.665.1700 Tel
                                                             215.981.7790 Fax
                                                             www.comcast.com

                                January 11, 2001



FAX AND FEDERAL EXPRESS
-----------------------

AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ  07920

Attention:  Marilyn Wasser, Vice President - Law and
                        Corporate Secretary

Dear Marilyn:

      Reference is hereby made to the letter agreement dated March 28, 200 among At Home Corporation, AT&T Corp., Comcast Corporation, Cox Communications, Inc. and certain of their respective subsidiaries (the "Letter Agreement") and the term sheets attached thereto as Annexes A, B and C (collectively, the "Term Sheets"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Letter Agreement and Term Sheets.

      Comcast hereby exercises the Put in accordance with the terms and provisions of the Letter Agreement and Term Sheet Annex A.

      Comcast is electing to have the purchase price under the Put paid in AT&T Shares, the exact number of which will be calculated in accordance with the terms of paragraph (b) of Term Sheet Annex A. To facilitate such an arrangement in accordance with paragraph (c) of Term Sheet Annex A, Comcast hereby proposes that it exchange its shares of Comcast PC Investments, Inc. which at the closing of the Put will hold 31,253,180 Series A Shares, with AT&T for AT&T Shares in a transaction intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code. Based on current market conditions, Comcast has assumed that the purchase price under the Put will be $48 per share.

AT&T Corp.
January 11, 2001
Page 2

      Please feel free to call either the undersigned at (215) 981-7564 or Robert Pick at (215) 981-7367 to discuss the arrangements for closing the transaction described above as promptly as possible.

                                    Very truly yours,

                                    COMCAST CORPORATION

                                    By:  /s/ Arthur R. Block
                                       ---------------------------
                                       Name:  Arthur R. Block
                                       Title:  Senior Vice President